UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 26, 2006

Date of Report (Date of earliest event reported)
CEPHEID

(Exact name of registrant as specified in its charter)

California	000-30755	77-0441625

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA	94089

(Address of principal executive offices)	(Zip Code)
(408) 541-4191

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Adoption of 2006 Equity Incentive Plan
At the Annual Meeting of Shareholders on April 27, 2006, the shareholders of Cepheid approved Cepheid’s 2006 Equity Incentive Plan (the “2006 Plan”), which reserves 3,800,000 shares of Cepheid common stock, plus all available but unissued shares under Cepheid’s 1997 Stock Option Plan, as amended (the “1997 Plan”), subject to adjustment only to reflect stock splits and similar events. Shares subject to awards that are cancelled, forfeited or that expire by their terms, including shares subject to awards granted under the 1997 Plan that were outstanding on April 27, 2006 will be returned to the pool of shares available for grant and issuance under the 2006 Plan. The 2006 Plan replaces the 1997 Plan. A copy of the 2006 Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards are attached hereto as Exhibit 99.1 and incorporated herein by this reference.
Grants of Certain Stock Options
On April 26, 2006, the Compensation Committee of the Board of Directors of Cepheid approved granting an option under the 2006 Plan to purchase 200,000 shares of Cepheid common stock to John Bishop, Cepheid’s chief executive officer, with the grant effective as of April 27, 2006. The option vests over a four-year period, with 25% of the option vesting on the one-year anniversary of the effective date of grant, and the balance of the option vesting ratably monthly over the following three years. The option exercise price is $9.18, the closing price of Cepheid common stock on the Nasdaq market on the effective date of the grant.
Pursuant to the terms of the 2006 Plan, on April 27, 2006, Cepheid made an automatic grant to each non-employee director of Cepheid other than Thomas Brown of an option to purchase 12,500 shares of Cepheid common stock. Each such option will vest in full on the one-year anniversary of the date of grant, so long as such director continuously remains a director of Cepheid. The option exercise price is $9.18, the closing price of Cepheid common stock on the Nasdaq market on the date of the grant.
On April 27, 2006, the Board of Directors of Cepheid approved granting an option under the 2006 Plan to purchase 10,000 shares of Cepheid common stock to Thomas Brown, a director of Cepheid. The Board granted this option because while under the 1997 Plan, Mr. Brown received an automatic option grant for 15,000 shares when he joined the Board on February 6, 2006, under the terms of the 2006 Plan, Mr. Brown would have received an initial automatic option grant of 25,000 shares upon his first appointment to the Board, and was not eligible to receive an automatic annual grant of 12,500 shares because he had not been in office six months on the day of the 2006 annual shareholders meeting. This option vests over a three-year period, with 3,333 shares vesting on each one-year anniversary of the grant date, so long as Mr. Brown continuously remains a director of Cepheid. The option exercise price is $9.18, the closing price of Cepheid common stock on the Nasdaq market on the date of the grant.
Adoption of 2006 Operating Earnings Stretch Bonus Plan
On April 26, 2006, the Compensation Committee of the Board of Directors of Cepheid approved the 2006 Operating Earnings Stretch Bonus Plan (the “Stretch Bonus Plan”). Pursuant to the Stretch Bonus Plan, if Cepheid achieves a target goal for operating earnings in 2006, up to eleven executive officers of Cepheid not otherwise eligible for bonuses will share in a set cash bonus pool of $315,000 in the aggregate.

Item 9.01. Financial Statements and Exhibits
(c)	Exhibits.

Exhibit No.	Exhibit Title

99.1	2006 Equity Incentive Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: May 2, 2006	By:	/s/ John L. Bishop
		Name:	John L. Bishop
		Title:	Chief Executive Officer

Exhibit List

Exhibit No.	Exhibit Title

99.1	2006 Equity Incentive Plan and related forms of agreement for stock options, restricted stock, stock bonuses, stock appreciation rights, restricted stock units and other awards.